Exhibit 10.26

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

ESA MANAGEMENT, LLC

as Buyer

and

HVM L.L.C.

as Seller

Dated as of October 9, 2013

i

ARTICLE V
Additional Agreements

5.1. Expenses; Sales Taxes; Permits	17
5.2. Conduct of Business	17
5.3. Further Assurances; Further Instruments	17
5.4. Employee Matters	18

ARTICLE VI
Conditions to Seller’s Obligation

6.1. Authorization	20
6.2. Representations and Warranties	20
6.3. Performance of Agreements	20
6.4. Officer’s Certificate	20
6.5. Purchase Price	20
6.6. Deliveries	20
6.7. No Injunction	20

ARTICLE VII
Conditions to Buyer’s Obligation

7.1. Authorization	20
7.2. Representations and Warranties	21
7.3. Performance of Agreements	21
7.4. Officer’s Certificate	21
7.5. Deliveries	21
7.6. No Injunction	21
7.7. Approvals and Consents	21

ARTICLE VIII
Indemnity

8.1. Indemnification by Seller	21
8.2. Indemnification by Buyer	22

ARTICLE IX
Miscellaneous

9.1. Entire Agreement	22
9.2. Termination	22
9.3. Descriptive Headings; Certain Interpretations	23
9.4. Notices	23
9.5. Counterparts	24
9.6. Survival	24

ii

9.7. Benefits of Agreement	25
9.8. Amendments and Waivers	25
9.9. Severability	25
9.10. Assignment	25
9.11. GOVERNING LAW	25

Exhibit A – Pre-Closing Third Party Expenses

Schedules

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of October 9, 2013, between ESA Management, LLC, a Delaware limited liability company (“Buyer”) and HVM L.L.C., a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Buyer is a wholly-owned subsidiary of Extended Stay America, Inc., a Delaware corporation (“ESA”);

WHEREAS, ESA contemplates an underwritten initial public offering (the “IPO”) of its shares of common stock, par value $0.01 per share (the “ESA Common Stock”), which shares shall be, at the effective time of the IPO (the date of such effective time, the “IPO Effective Date”), paired to, and traded together with, the Class B shares of common stock par value $0.01 per share, of ESH Hospitality, Inc., a Delaware corporation (“ESH REIT”);

WHEREAS, in connection with the IPO, the direct and indirect subsidiaries of ESA and ESH REIT shall undertake certain restructuring transactions (the “Restructuring”), including without limitation, the termination of (a) the Management Agreement, dated as of October 8, 2010, as amended, by and between ESA P Portfolio Operating Lessee Inc. and Seller, (b) the Management Agreement, dated as of October 8, 2010, by and between ESA 2007 Operating Lessee Inc. and Seller, (c) the Management Agreement, dated as of October 8, 2010, as amended, by and between ESA Canada Operating Lessee Inc., Seller, and HVM Canada Hotel Management ULC, and (d) those certain seventeen (17) Management Agreements, each dated as of December 31, 2009, each between HFI Acquisition Company LLC and Seller, each as assigned by HFI Acquisition Company LLC to ESA P Portfolio Operating Lessee Inc. (the foregoing agreements in (a)-(d), collectively, the “Management Agreements”); and

WHEREAS, in connection with the Restructuring, Buyer and Seller desire to enter into this Agreement pursuant to which Buyer will acquire all of the Acquired Assets and assume all of the Assumed Liabilities of the Business of Seller.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

ARTICLE I

Definitions

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Acquired Assets” means all properties, assets (whether tangible or intangible), rights, claims, contracts and interests of Seller, including the Canadian Manager Equity Interests, and all of such properties, assets, rights, claims, contracts and interests of Seller used or held in connection with the Business, including without limitation: cash, accounts receivables (including management fees), prepaid accounts (including pre-paid rent, pre-paid insurance, pre-paid loss claims), insurance premiums (including general liability, workers’ compensation and umbrella premiums), security deposits, inventory, fixed asset accruals, working capital loss funds deposits, furniture, fixtures and equipment (including office and telecommunications equipment, computer hardware, software, leasehold improvements, and other assets that form a part of the Business, whether or not in service), Contracts, Real Property, Intellectual Property, transferable permits and licenses, inventories of supplies, materials and spares owned by Seller and relating to the Business, machinery, equipment, vehicles, furniture, and other personal property owned by Seller and relating to the Business, Seller’s books and records (including, with respect to Employees), operating, safety and maintenance manuals, procedures, and similar items related to the Business and except as provided in Section 5.4, assets related to the Benefit Plans and other employee benefit plan, programs and arrangements applicable to Employees, including, without limitation, employment agreements; provided, however, that the Management Agreements, following the termination thereof, shall not be included in the definition of Acquired Assets.

“Ancillary Documents” means all Contracts, instruments, certificates and other documents delivered by the parties or their Affiliates on or about the date hereof or the Closing Date, including without limitation, the Assignment of Management Agreement and Subordination of Management Agreement, the Subordination of Management Agreement (Mezzanine A), the Subordination of Management Agreement (Mezzanine B), the Subordination of Management Agreement (Mezzanine C), the Management Agreement by and between Buyer and P Portfolio Operating Lessee, the Management Agreement by and between Buyer and Canadian Operating Lessee, and the Management Agreement by and between Buyer and UD Operating Lessee, each to be dated on or about the Closing Date.

“Assumed Liabilities” means those liabilities and obligations of Seller whether relating to periods prior to, on, or after the Closing Date, and whether known or unknown, including liabilities related to or arising from, the Acquired Assets and/or the Business, including without limitation, (a) all obligations and liabilities, whether arising under the Material Contracts or otherwise, (b) all current liabilities of the Business for accounts payable, (c) all obligations and liabilities of Seller with respect to employees of the Business, including, without limitation, liabilities and obligations arising under the Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation and unemployment benefits of any kind, (d) liabilities for all Taxes with respect to the Business, (e) any liabilities relating to the Business in connection with any Litigation, (f) any liabilities arising under Environmental Law and relating to the ownership or operation of the Business or the ownership, use, possession or condition of the Assets, (g) any liabilities for personal injury or property damage, whether in contract, tort, strict liability or under any other theory, arising from products sold or services rendered by the Business, (h) any liabilities of the Business for indebtedness, and (i) any liabilities for loans to any officer, director, employee or agent with respect to the Business; excluding, in each case, Excluded Liabilities.

“Balance Sheet” has the meaning assigned that to term in Section 3.12(a).

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is maintained, sponsored or contributed to, or required to be contributed to by Seller or its Affiliates or under which Seller or its Affiliates has or may have liability, contingent or otherwise, in each case, for the benefit of any Employee.

“Business” means Seller’s business of providing hotel management, consulting services and other services to third parties.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 5.4(b).

“Buyer Indemnification Event” has the meaning set forth in Section 8.2.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1.

“Buyer Operating Agreement” means that certain Limited Liability Company Agreement of ESA Management, LLC dated as of October 9, 2013, as the same may be amended or modified from time to time.

“Canadian Manager” means HVM Canada Hotel Management ULC, an Alberta unlimited liability corporation.

“Canadian Manager Equity Interests” means all of the outstanding equity interests of Canadian Manager.

“Canadian Operating Lessee” means ESA Canada Operating Lessee ULC, a British Columbia unlimited liability corporation (f/k/a ESA Canada Operating Lessee Inc.).

“Cash Amount” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Contract” means all leases, and other contracts, agreements, arrangements, understandings and commitments of any nature whatsoever, whether written or oral, and including all amendments thereof and supplements thereto.

“Employees” has the meaning set forth in Section 3.14(a).

“Environmental Laws” means all federal, state, local and foreign statutes, laws (including, without limitation, applicable principles of common law), rules, regulations and ordinances, and all applicable judicial and administrative orders, judgments and decrees (each as has been or may be amended from time to time) relating to Environmental Matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”) and the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.).

“Environmental Matters” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 3.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESA” has the meaning set forth in the Recitals.

“ESH REIT” has the meaning set forth in the Recitals.

“Excluded Liabilities” means up to, but not exceeding, an aggregate amount of $300,000 of professional fees, costs and related expenses and obligations of the types described on Exhibit A hereof, incurred by Seller in connection with the effectuation and closing of the transactions contemplated in this Agreement, including the cessation of Seller’s hotel management services to the other parties to the Management Agreements and administrative and related services to ESH REIT, and the termination of the employment of all of Seller’s employees; it is understood and agreed that, if and to the extent such fees, costs, expenses and obligations exceed $300,000, such excess shall not be considered “Excluded Liabilities”.

“FICA” has the meaning set forth in Section 5.4(e).

“Further Instruments” has the meaning set forth in Section 5.3.

“FUTA” has the meaning set forth in Section 5.4(e).

“Governmental Entity” means any foreign or domestic (federal, state or local) government, governmental instrumentality or governmental or other regulatory or administrative authority, agency or commission or court.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, electromagnetic field radiation and other radiation, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents and patent applications; (b) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights; (d) registrations and applications for any of the foregoing; (e) trade secrets and other confidential information, including know-how, process, research and development information and technical data; (f) computer software (including, without limitation, source code, executable code, data, databases and related documentation); and (g) all other intellectual property protected under the laws of any jurisdiction anywhere in the world.

“IPO” has the meaning set forth in the Recitals.

“IPO Effective Date” has the meaning set forth in the Recitals.

“Law” means any foreign or domestic (federal, state or local) law, statute, ordinance, rule or regulation or body of law or Order.

“Leased Real Property” has the meaning set forth in Section 3.9(a).

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, encumbrance or other interest or claim (including, but not limited to, any and all rights and claims under any bulk transfer statues and similar laws), whether arising by agreement, by statute or otherwise.

“Litigation” means any claim, demand, notice, action, suit, proceeding, arbitration, investigation, audit, inquiry or hearing by or before any Governmental Entity or private arbitration tribunal.

“Loss” or “Losses” shall mean, in respect of any Person, each and all of the following items: claims, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, expenses of investigation, fees and disbursements of legal counsel and other experts).

“Management Agreements” has the meaning set forth in the recitals.

“Members” means HVM Member 1 Corp., a Delaware corporation, and HVM Member 2 Corp., a Delaware corporation.

“Order” means any judgment, order, injunction, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“P Portfolio Operating Lessee” means ESA P Portfolio Operating Lessee LLC, a Delaware limited liability company (f/k/a ESA P Portfolio Operating Lessee Inc.)

“Permit” means any license, permit, consent, registration, certificate, franchise, approval, order or similar authorization issued, made or rendered any Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

“Prepayments” means all advance payments, prepaid expenses, progress payments and deposits of Seller, rights to receive prepaid expenses, deposits or progress payments relating to the ownership, operation, and maintenance of the Business.

“Purchase Price” has the meaning set forth in Section 2.3.

“Real Property” has the meaning set forth in Section 3.9(a).

“Restructuring” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

“Seller’s Knowledge” means the actual knowledge of James Donald, Peter Crage, Thomas Seddon, M. Thomas Buoy, Ross W. McCanless, Robert Joyce, Howard Weissman, Christopher Dekle, Brian Nicholson, David Clarkson, Mary Klauder, Tracy Rogge, Michelle Keasler, and Robert Shaw.

“Seller Operating Agreement” means that certain Eighth Amended and Restated Limited Liability Company Agreement of HVM L.L.C., dated as of November 30, 2012, by and among HVM Manager 2 LLC, HVM Member 1 Corp., and HVM Member 2 Corp., as the same may be amended, restated or modified from time to time.

“Sole Manager” means HVM Manager 2 LLC, a Delaware limited liability company.

“Taxes” means any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever imposed by any government or taxing authority of any country or political subdivision of any country and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, and includes any liability of Seller for Taxes as a transferee or successor, by contract or otherwise, and under Treasury Regulations 1.1502-6 or any analogous provision of state, local or foreign law.

“Tax Return” means any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.

“Transferred Employee” has the meaning set forth in Section 5.4(a).

“UD Operating Lessee” means ESA 2007 Operating Lessee LLC, a Delaware limited liability company (f/k/a ESA 2007 Operating Lessee Inc.).

“Valid Claim Notice” means written notice from an indemnified party to an indemnifying party, of a claim made by any party, including a third party, against the indemnified party, including, to the extent such Valid Claim Notice involves a third party claim, in the case of a written claim, a copy of the written notice from such third party to the indemnified party or, in the case of a non-written claim, a summary description of the claim asserted by such third party.

ARTICLE II

Purchase and Sale of Assets

2.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, on the Closing Date, the Acquired Assets.

2.2. Assumption of Liabilities; Payment of Excluded Liabilities. On the Closing Date, Buyer shall assume and thereafter pay, perform or discharge the Assumed Liabilities. For the avoidance of doubt, Seller shall pay, perform or discharge, and neither Buyer nor any member of Seller personally shall have any liability or responsibility for, the Excluded Liabilities as of the Closing Date.

2.3. Purchase Price. The purchase price for the Acquired Assets shall be (a) cash in the amount of (USD) $844,774 (the “Cash Amount”), and (b) the assumption of the Assumed Liabilities (the Cash Amount as may be adjusted by the parties prior to the Closing Date, together with the assumption of the Assumed Liabilities, collectively, the “Purchase Price”). The

Purchase Price shall be allocated among the Acquired Assets as determined by Buyer by notice to Seller within ninety (90) days following the Closing. Seller and Buyer each agree to report the sale and purchase of the Acquired Assets for all federal, state, local and foreign tax purposes in a manner consistent with such allocation and agree to take no position inconsistent with such allocation, except as may otherwise be required by law, without the consent of the other party.

2.4. Closing. The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, commencing at 10:00 am (New York time), as promptly as practicable, but in no event later than the first Business Day after the day in which the last of the conditions set forth in Articles VI and VII are satisfied or waived, or at such other place, date and time as the parties may agree in writing. The day on which the Closing actually occurs is referred to herein as the “Closing Date”, which Closing Date shall be at least one calendar day prior to the IPO Effective Date.

2.5. Instruments of Conveyance and Transfer. At the Closing, Seller shall deliver to Buyer, in a form reasonably satisfactory to Buyer, such bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment (including without limitation, to the extent certificated, share certificates representing the Canadian Manager Equity Interests, and to the extent not certificated, evidence of transfer of ownership of the Canadian Manager Equity Interests to Buyer on Canadian Manager’s share ledger, books and records, including any accompanying resolutions or consents of Canadian Manager and Seller to such transfer) as may be necessary in the reasonable judgment of Buyer to transfer, convey and assign the Acquired Assets to Buyer.

2.6. Post Closing Assurances. Seller shall pay or otherwise transfer or deliver to Buyer any monies, assets, property, or distributions received by Seller after the Closing Date which constitute Acquired Assets or payment or entitlements received in connection with the Business. Seller shall, at any time and from time to time after the Closing Date, upon the request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Acquired Assets. In connection with the foregoing, from and after the Closing Date, Buyer shall have the right and authority to endorse, without recourse, the name of Seller on any check or similar negotiable instrument received by Buyer constituting Acquired Assets transferred, conveyed and assigned to Buyer hereunder.

2.7. Assignment of Contracts; Rights and Obligations. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without the consent of a third party thereto, would in any way materially and adversely affect the rights of Buyer or Seller thereunder or the right of Buyer to conduct all or any part of the Business in the manner and on the terms presently enjoyed by Seller. If any such third party consent is sought but not obtained, Seller shall, at Buyer’s expense, cooperate with Buyer in any reasonable arrangement designed (a) to provide Buyer the benefits under any such Contract, including, without limitation, (i) compliance by

Seller on Buyer’s behalf and at Buyer’s expense with any such Contract and (ii) enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, or (b) to enable Seller to meet its obligations, if any, under any such Contract, or to limit, to the greatest extent reasonably possible, any liability of Seller arising from its failure to perform any such Contract. Buyer shall not be required to accept or enter into, as a substitute for performance by Seller under this Agreement, any arrangement which would impose any material additional cost, expense or liability on Buyer or would deprive Buyer of any material benefits or profits contemplated by this Agreement.

2.8. Payment of Taxes and Fees. On the Closing Date, Seller shall pay all transfer, sales, stamp, registration, documentary or other similar Taxes payable in connection with the transactions contemplated hereby and will prepare and file (or cause to be prepared and filed) any Tax Returns and other filings relating thereto. Seller shall pay when due any and all other Taxes which become payable, and all fees and charges incurred by Seller, in connection with the transactions contemplated hereby.

2.9. Notices of Sale. Seller (as reasonably requested by Buyer) will, from time to time, prepare and mail notices to the other party under each of the Contracts sold, transferred, assigned, delivered and conveyed to Buyer pursuant to this Agreement advising such other party that such Contracts have been sold to Buyer and directing such other party to send to Buyer all future payments on account, notices and correspondence relating to the foregoing.

ARTICLE III

Representations of Seller

Seller represents and warrants to Buyer as follows:

3.1. Organization, Standing and Power. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on the Business in each jurisdiction in which it is now being conducted. To the best of Seller’s Knowledge, Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of the Business as now being conducted.

3.2. Authority. To the best of Seller’s Knowledge, Seller has taken all necessary action (including, without limitation, obtaining the approval of its Sole Manager and Members as required by Law or by the Seller Operating Agreement), to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller may be a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Documents to which Seller may be a party has been or will be, duly and validly authorized, executed and delivered by Seller and constitutes, and each of the Ancillary Documents constitutes or will upon execution and delivery constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their terms.

3.3. Operating Agreement and Corporate Records. Seller has previously made available to Buyer with true and complete copies of the Seller Operating Agreement, as amended and in effect on the date hereof, together with certified copies of resolutions of its Sole Manager and Members approving and authorizing this Agreement and the consummation of the transactions contemplated hereby.

3.4. Conflicts; Consents. Neither the execution and delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby nor compliance by Seller with any of the provisions hereof or thereof will, to the best of Seller’s Knowledge, (a) conflict with or result in a breach of the Seller Operating Agreement, (b) except as set forth in Schedule 3.4, conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which Seller is a party, or by which Seller or Seller’s properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing (which waivers or consents are set forth in Schedule 3.4, (c) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Seller or Seller’s properties or assets or (d) result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets used or held in connection with the Business. Except as set forth in Schedule 3.4, to the best of Seller’s Knowledge, no consent or approval by, or any notification of or filing with, any Person, firm, corporation, partnership, joint venture, association or Governmental Entity is required in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

3.5. Absence of Changes. Except as set forth on Schedule 3.5, since June 30, 2013, the Business has been operated in the ordinary course consistent with past practice and there has not been, to the best of Seller’s Knowledge, (a) any material adverse change in the condition (financial or otherwise), results of operations, business, assets, liabilities or prospects of the Business or any fact, event or condition which could reasonably be expected to result in such a material adverse change, (b) any sale, assignment or transfer of any material tangible or intangible assets of the Business except in the ordinary course of business, (c) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Acquired Assets or the financial condition, results of operations or prospects of the Business, (d) any material amendment to or termination of any material agreement to which Seller is a party relating to the Business other than the expiration of any such agreement in accordance with its terms, (e) any material change in the manner of business or operations of the Business, (f) any material adverse change in the relationship between the Business and any of its material customers, agents or others having business relationships with it, (g) any material transaction entered into by the Business other than in the ordinary course of business, or (h) any agreement or commitment (contingent or otherwise) by Seller to do any of the foregoing.

3.6. Title to Properties. At the Closing, Seller will have good and marketable title to all the properties and assets included in the Acquired Assets.

3.7. Sufficiency of Permits and Assets; Compliance with Laws.

(a) To the best of Seller’s Knowledge, Schedule 3.7 sets forth a true and complete list of all Permits held by Seller or any of its Affiliates required for the ownership, conduct and operation of the Business and the ownership, lease or operation of the Acquired Assets. All of such Permits are valid and in full force and effect, and true and complete copies of such Permits have been provided to Buyer. No event has occurred with respect to such Permits which allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation, non renewal or termination thereof or would result in any other material impairment of the rights of the holder thereof in and under any of such Permits, and no terminations thereof or proceedings to suspend, limit, revoke or terminate any material Permit have been threatened by any Governmental Entity. There is not pending an application, petition, objection or other pleading with any applicable Governmental Entity that questions the validity of, or contests any Permits.

(b) Except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business, the current use of the Acquired Assets by Seller and the conduct by Seller of the Business does not violate any Laws, to Seller’s knowledge, Seller has not received any notice of any violation of Law applicable to Seller or the Acquired Assets, and to Seller’s knowledge no basis for the allegation of any such violation exists.

3.8. Material Contracts. To the best of Seller’s Knowledge, Schedule 3.8 contains a true and complete list of all material contracts, agreements and other instruments to which Seller is a party in connection with the Business (a) relating to indebtedness for money borrowed or capital leases, (b) of duration of six months or more from the date hereof and not cancelable without penalty on 30 days or less notice, (c) relating to commitments in excess of $10,000, (d) relating to the employment or compensation of any director, officer, employee, consultant or other agent of Seller, (e) relating to the sale or other disposition of any assets, properties or rights, (f) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property, (g) relating to the license or similar arrangement in respect of any material Intellectual Property (h) that restricts the operation of any part of the Business anywhere in the world or (i) that is otherwise material to the Business or entered into other than in the ordinary course of business. To the best of Seller’s Knowledge, Seller is not in default under any such agreement or instrument where such default could, individually or in the aggregate with defaults under other agreements or instruments, have a material adverse effect on the business, operations or condition of the Business, and all such agreements or instruments are in full force and effect. To the best of Seller’s Knowledge, Seller has furnished to Buyer true and complete copies of all documents described in Schedule 3.8.

3.9. Real Property.

(a) To the best of Seller’s Knowledge, Schedule 3.9 sets forth a correct and complete list of all of the real property that is (i) owned by Seller and used in connection with the Business (“Owned Real Property”) and (ii) real property that is leased, subleased or otherwise occupied by Seller in connection with the Business (“Leased Real Property”, and the Owned Real Property and the Leased Real Property, together, the “Real Property”), indicating whether such Real Property is owned or leased and setting forth where such Real Property is located. The Real Property is the only real property used or maintained that is material to the conduct of the Business.

(b) The Real Property which constitute Acquired Assets are in good condition and repair, free of any material or structural defect and are suitable for the conduct of the Business as currently conducted by Seller and as currently proposed to be conducted by Buyer.

(c) To the best of Seller’s Knowledge, there are not under any leases of Real Property which constitute Acquired Assets any existing breaches, defaults or events of default by either party thereto or events which with notice and/or lapse of time would constitute a breach, default or event of default by either party thereto, nor does Seller know, nor has Seller received notice of, or made a claim with respect to, any breach or default. Except as set forth on Schedule 3.9, to the best of Seller’s Knowledge, none of the rights of Seller under any such Real Property leases is subject to termination or modification as a result of the transactions contemplated hereby.

3.10. Intellectual Property. To the best of Seller’s Knowledge, Schedule 3.10 contains a list of all registered or applied for Intellectual Property owned and used or held for use by Seller in the Business and any material Intellectual Property which is used or held for use by Seller in connection with the Business and licensed from or by others. To the knowledge of Seller, no product or service sold by Seller violates or infringes any Intellectual Property owned by any other person. There is no pending or, to the best of Seller’s Knowledge, threatened claim or litigation against Seller contesting the validity of its Intellectual Property or its right to use any Intellectual Property of a third person. To the best of Seller’s Knowledge, no person is infringing the rights of Seller in any Intellectual Property.

3.11. Litigation. Except as set forth on Schedule 3.11, to the best of Seller’s Knowledge, there are not any material suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of the Business, the Acquired Assets or Seller, pending or, to the knowledge of Seller, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. There are not any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator or against Seller, or any of their assets, relating to or affecting the Business or the Acquired Assets.

3.12. Tax Matters.

(a) All Tax Returns required to be filed by Seller have, to the best of Seller’s Knowledge, been filed in a timely manner. All Taxes required to be paid by Seller, whether or not shown to be due on such Tax Returns, have, to the best of Seller’s Knowledge, been timely paid in full. To the best of Seller’s Knowledge, there are no Liens for Taxes upon any of the

Acquired Assets other than statutory Liens for Taxes not yet due and payable. To the best of Seller’s Knowledge, the accruals and reserves for Taxes reflected on the most recent audited balance sheet (the “Balance Sheet”) are adequate in all material respects to cover any liability of Seller for Taxes through the date of the Balance Sheet.

(b) To the best of Seller’s Knowledge, set forth on Schedule 3.12 hereto is a list of all jurisdictions in which income, franchise or sales Tax Returns were, or were required to be, filed by Seller and in which Seller was, or was required to be, included in consolidated, combined or unitary income or franchise Tax Returns, for the two most recently completed taxable years. To Seller’s knowledge, no jurisdiction in which the Company is not filing Tax Returns has asserted that the Company should be filing Tax Returns in such jurisdiction.

(c) Seller is not a “foreign person” (as defined in Section 1.1445-2(b)(2)(i) of the Treasury Regulations), and Seller shall, at the Closing, deliver to Buyer an affidavit of non-foreign status conforming to the model certification provided in Section 1.1445-2(b)(2)(iii)(B) of the Treasury Regulations.

(d) To the best of Seller’s Knowledge, each material Tax election made by Seller has been timely and properly made.

(e) To the best of Seller’s Knowledge, Seller is not the beneficiary of any extension of time within which to file any material Tax Return.

(f) To the best of Seller’s Knowledge, Seller has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(g) With respect to the Acquired Assets, all material Tax withholding and deposit obligations imposed on or with respect to Seller (including any withholding with respect to wages or other amounts paid to employees, independent contractors, creditors, shareholders or other third parties) have, to the best of Seller’s Knowledge, been satisfied in full.

(h) To the best of Seller’s Knowledge, with respect to the Acquired Assets, there is no Litigation, including any appeal or application for review, now pending or threatened against or with respect to Seller in respect of any material Tax or Tax asset of Seller. Seller has not received or requested any ruling, closing agreement, transfer pricing agreement or similar agreement from any Governmental Entity with respect to any Tax relating to the Acquired Assets.

3.13. Insurance. To the best of Seller’s Knowledge, Schedule 3.13 sets forth a true and complete list of all policies or binders of fire, liability, product liability, workers’ compensation, vehicular and other insurance held by or on behalf of Seller in respect of the Acquired Assets, including the amounts of such insurance and annual premiums with respect thereto. To the best of Seller’s Knowledge, such policies and binders are in full force and effect. Except for claims set forth on Schedule 3.13, to the best of Seller’s Knowledge, there are no outstanding unpaid claims under any such policy or binder, and Seller has not received any written notice of cancellation or non-renewal of any such policy or binder.

3.14. Labor Relations; Employees.

(a) Seller has made available to Buyer a list of all persons employed by Seller or any of its Affiliates whose employment relates primarily to the Business, including those on permitted leaves of absence (“Employees”). The information made available includes the name and title of each such person and the aggregate compensation (including salary, bonuses and commissions) paid by Seller to that person for the year ended closest to the Closing Date.

(b) To the best of Seller’s Knowledge, Seller (i) is in compliance in all material respects with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or former Employees in connection with the Business; (iii) is not, to Seller’s knowledge, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) except as set forth on Schedule 3.14(b), has no material liability for any past due payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees or former Employees in connection with the Business.

3.15. Employee Benefit Plans.

(a) Other than the Benefit Plans, to the best of Seller’s Knowledge, neither Seller nor any entity which is under common control with Seller within the meaning of Section 4001 of ERISA or which is part of a group which includes Seller and which is treated as a single employer under Section 414 of the Code, has any liability with respect to any plan, program or arrangement subject to ERISA.

(b) To the best of Seller’s Knowledge, Seller has performed all material obligations required to be performed by it under, and is not in default under or in violation of, any and all of the Benefit Plans, and is in compliance with, and each Benefit Plan has been operated in accordance with its provisions and in compliance with, the Laws governing each such Benefit Plan, including, without limitation, ERISA, the Code and the rules and regulations promulgated thereunder. To the best of Seller’s Knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Benefit Plan. There is no Litigation pending, or to Seller’s knowledge, threatened or anticipated (other than routine claims for benefits) against any Benefit Plan or against the assets of any Benefit Plan. No event or transaction has occurred with respect to any Benefit Plan that would result in the imposition of a tax in a material amount under any of Sections 4972, 4979 or 4980B of the Code or similar excise tax as a result of the operation of the Benefit Plan. To the best of Seller’s

Knowledge, each Benefit Plan can be amended, terminated or otherwise discontinued prospectively after the Closing Date, without liability to Seller, Buyer or any of their Affiliates. To the best of Seller’s Knowledge, any Benefit Plan maintained by Seller which is intended to be qualified under Section 401(a) of the Code is and has since its inception always been qualified under Section 401(a) of the Code. To the best of Seller’s Knowledge, no circumstances exist which could adversely affect this qualification.

(c) Except as specifically set forth in Schedule 3.15(c), to the best of Seller’s Knowledge, no payment or benefit which will or may be made by Seller or any Affiliate with respect to any Employee will be characterized as an “excess parachute payment,” with in the meaning of Section 280G(b)(1) of the Code.

(d) Except as set forth in Schedule 3.15(d), to the best of Seller’s Knowledge, neither Seller nor any Affiliate maintains or contributes to any plan which provides, or has any liability to provide, life insurance, medical or other welfare plan benefits (within the meaning of Section 3(1) of ERISA) to any Employee upon his or her retirement or termination of employment, except as may be required by law, and neither Seller nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former Employee (either individually or to employees as a group) that such current or former Employee or Employees would be provided with life insurance or employee welfare plan benefits upon their retirement or termination of employment.

3.16. Environmental Matters. To the best of Seller’s Knowledge, except as set forth on Schedule 3.16:

(a) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened against the Business or the Acquired Assets that are based on or related to any Environmental Matters or the failure to have any required permits, licenses, authorizations, registrations or other governmental consents required by applicable Environmental Laws (“Environmental Permits”).

(b) Seller has not been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

(c) Schedule 3.16(c) lists all Environmental Permits with respect to the Business or the Real Property.

3.17. Brokers’ Fees. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

ARTICLE IV

Representations of Buyer

Buyer represents and warrants to Seller as follows:

4.1. Organization, Standing and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to execute, deliver and perform this Agreement and all Ancillary Documents to which Buyer may be a party and to consummate the transactions contemplated hereby and thereby.

4.2. Authority. Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer may be a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Documents to which Buyer may be a party has been or will be, duly and validly authorized, executed and delivered by Buyer and constitutes, and each of the Ancillary Documents constitutes or will upon execution and delivery constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms.

4.3. No Violations. The execution, delivery and performance of this Agreement and any Ancillary Document by Buyer and consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with any provision of the Buyer Operating Agreement or (b) conflict with any Law or Order to which Buyer is subject which conflict could materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

4.4. Governmental and Other Consents. Except as set forth on Schedule 4.4, no consent, authorization or approval of, or exemption by, or filing with, any Governmental Entity or any other third party is required in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Document to which it may be a party or the consummation of the transactions contemplated hereby or thereby.

4.5. Brokers’ Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

ARTICLE V

Additional Agreements

5.1. Expenses; Sales Taxes; Permits.

(a) Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby. Seller and Seller’s equity holders shall bear the cost of all income, single business, sales, transfer, use, gross receipts, registration and similar Taxes arising out of or in connection with the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable following the date hereof, the parties shall cause to be filed with the applicable Governmental Entities all appropriate applications, notifications, or forms for purposes of acquiring or transferring any Permits required for the operation of the Business as of the Closing Date by Buyer. Buyer and Seller each shall: promptly supply the other party with any information which may be required in order to effectuate such filings and (b) respond as promptly as practicable to any inquiries received from such Governmental Entities for additional information or documentation. Buyer and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, the transactions contemplated in this Agreement, including obtaining required clearance and approvals, as contemplated in this Section 5.1.

5.2. Conduct of Business.

(a) From the date hereof until the Closing Date, except as otherwise consented to by Buyer in writing, Seller shall operate the Business only in the ordinary course of business consistent with past practice.

(b) Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Buyer, directly or indirectly, cause or permit any state of affairs, action or omission described in clauses (a) through (h) of Section 3.5.

(c) Buyer and Seller shall use commercially reasonable efforts to utilize the provisions of IRS Rev. Proc. 2004-53 in connection with the transfers of employee records and with applicable employee matters, including withholding, relating to the transactions contemplated under this Agreement.

5.3. Further Assurances; Further Instruments. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Articles VI and VII hereof are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to ensure the proper assignment and delivery of the Acquired Assets to Buyer, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including, the execution and delivery of such further instruments and documents, as may be necessary or typical, or as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby (any such instruments, collectively, “Further Instruments”).

5.4. Employee Matters.

(a) Effective as of the Closing, the employment for each Employee as of immediately prior to the Closing Date shall be transferred from Buyer to Seller on the same terms and conditions as currently apply to each such Employee (including base salary or base wages and a target cash bonus opportunity which are the same as were in effect immediately prior to the Closing Date) (each such Employee who actually experiences a transfer of employment to Buyer, a “Transferred Employee”).

(b) For purposes under any employee benefit plans of Buyer or its Affiliates (“Buyer Benefit Plan”), each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited before the Closing Date under any comparable Benefit Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Benefit Plans in which such Transferred Employee participated immediately before the Closing Date; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyer shall use commercially reasonable efforts with applicable insurance carrier or vender to cause (i) pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, and (ii) any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Benefit Plan ending on the date such Transferred Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(c) Effective as of immediately prior to the Closing Date, each of Seller and its Affiliates shall cease to be adopting or participating employers under the HVM L.L.C. 401(k) Plan (“Seller 401(k) Plan”). Effective as of the Closing, Buyer shall adopt and become the sponsor of Seller 401(k) Plan and its related trust, such that Transferred Employees continue to participate in Seller 401(k) Plan uninterrupted.

(d) Buyer and Seller shall take all actions reasonably necessary to effectuate the provisions of Sections 5.4(a) and (c).

(e) At Buyer’s request, Seller will or, will cause its applicable Affiliate to cooperate with Buyer or Buyer’s Affiliates to (i) treat Buyer or its applicable Affiliate as a “successor employer” and Seller (or its applicable Affiliate) as a “predecessor,” within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”) and (ii) avoid, to the extent possible, the filing of more than one Internal Revenue Service Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing occurs, but Buyer or its applicable Affiliate shall not be treated as a successor employer for any other purpose unless required under applicable Law. Further, to the extent consistent with applicable Law and at the request of Buyer or its applicable Affiliate with respect to any particular applicable Tax, immigration or other Law relating to employment, unemployment insurance, social security, disability, workers’ compensation, payroll and health care Taxes other than Taxes imposed under FICA and FUTA, Seller will (or will cause its applicable Affiliate to) (i) treat Buyer or its applicable Affiliate as a successor employer and Seller (or its applicable Affiliate) as a predecessor employer, within the meaning of the relevant provisions of such Law, with respect to Transferred Employees and (ii) cooperate with Buyer or its Affiliates to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Law with respect to each such Transferred Employee for the calendar year in which the Closing occurs.

(f) Nothing in this Agreement is intended to or shall be deemed to amend any provision of any employee benefit plan or other fringe benefit of any party hereto and is not intended to and shall not require any party to continue any employee benefit plan or other fringe benefit beyond the time when it otherwise lawfully could be terminated or modified. Nothing herein expressed or implied by this Agreement shall confer upon any employee or legal representative thereof any rights or remedies, including, without limitation, any right to continued employment.

(g) From the Closing Date until the date of Buyer’s first payroll payment after the 1 month anniversary of the Closing Date or such earlier date as Buyer may designate by written notice to Seller, (i) Seller shall process payroll for Transferred Employees using Seller’s existing payroll accounts and systems, (ii) Buyer shall bear and reimburse all costs and expenses of Seller incurred in connection with such payroll services and (iii) Buyer shall deposit or cause to be deposited with Seller, sufficiently in advance of the date(s) that payroll payments are to be made to Transferred Employees to permit and facilitate the provision of such payroll services, sufficient cash to permit Seller to fund such payroll payments to Transferred Employees.

ARTICLE VI

Conditions to Seller’s Obligation

The obligation of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction or written waiver on or before the Closing Date of each of the following conditions:

6.1. Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Buyer, and Buyer shall have full power and authority to enter into and deliver such agreements and to consummate the transactions contemplated hereby and thereby, as appropriate.

6.2. Representations and Warranties. The representations and warranties of Buyer contained herein or in any Ancillary Document shall be true, complete and accurate in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement or the Ancillary Documents, as the case may be, and except that any representation and warranty made as of a specified date shall have been true, complete and accurate as of such date.

6.3. Performance of Agreements. Buyer shall have performed and complied with all of its agreements and covenants contained herein or in any Ancillary Document to which it is a party to be performed or complied with by it on or prior to the Closing Date.

6.4. Officer’s Certificate. Seller shall have received a certificate from an executive officer of Buyer, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the satisfaction of the conditions specified in Sections 6.1, 6.2 and 6.3.

6.5. Purchase Price. Contemporaneous with the Closing, the components of the Purchase Price which by their nature are to be paid or transferred, shall have been so paid or transferred, and the other components thereof shall have been otherwise delivered or completed.

6.6. Deliveries. The Ancillary Documents and any Further Instruments shall have been duly executed and delivered.

6.7. No Injunction. No preliminary or permanent injunction or other order issued by any federal, state or local court of competent jurisdiction, domestic or foreign, or by any Governmental Entity shall be in effect, the enforcement of which would restrain, enjoin, make illegal or otherwise prohibit the transactions contemplated hereby.

ARTICLE VII

Conditions to Buyer’s Obligation

The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction or written waiver on or before the Closing Date of each of the following conditions:

7.1. Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller, and Seller shall have full power and authority to enter into and deliver such agreements and to consummate the transactions contemplated hereby and thereby, as appropriate.

7.2. Representations and Warranties. The representations and warranties of Seller contained herein or in any Ancillary Document shall be true, complete and accurate in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement or the Ancillary Documents, as the case may be, and except that any representation and warranty made as of a specified date shall have been true, complete and accurate as of such date.

7.3. Performance of Agreements. Seller shall have performed and complied with all of its agreements and covenants contained herein or in any Ancillary Document to which they are a party to be performed or complied with by them on or prior to the Closing Date.

7.4. Officer’s Certificate. Buyer shall have received a certificate from an executive officer of Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Buyer and its counsel, certifying as to the satisfaction of the conditions specified in Sections 7.1, 7.2 and 7.3 hereof.

7.5. Deliveries. The Ancillary Documents, the instruments of conveyance and transfer contemplated under Section 2.5, and any Further Instruments shall have been duly executed and delivered.

7.6. No Injunction. No preliminary or permanent injunction or other order issued by any federal, state or local court of competent jurisdiction, domestic or foreign, or by any Governmental Entity shall be in effect, the enforcement of which would restrain, enjoin, make illegal or otherwise prohibit the transactions contemplated hereby.

7.7. Approvals and Consents. All consents, approvals, orders, or authorizations of, registrations or filings with, declarations of, or exemptions or waivers by, or Permits from, any Governmental Entity or any other Person, reasonably satisfactory in form and substance to Buyer and it counsel, which are required for the consummation of the transactions contemplated hereby or for preventing the termination of any material right, privilege, or Contract of any Seller or any material loss or disadvantage to Buyer upon the consummation of the transactions contemplated hereby, shall have been obtained, made or filed, as the case may be.

ARTICLE VIII

Indemnity

8.1. Indemnification by Seller. From and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates, their respective officers, directors, employees, agents and representatives and any Person claiming by or through any of them (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses arising out of or resulting from any failure by Seller to perform its covenants or agreements contained in the last sentence of Section 5.3 (Further Assurances; Further Instruments) of this Agreement on a reasonably timely basis, and Section 2.2 (Assumption of Liabilities; Payment of Excluded Liabilities) of this Agreement in respect of Excluded Liabilities. The indemnification obligation set forth in this Section 8.1 shall be the sole and exclusive remedy of the Buyer Indemnified Parties against Seller, its Affiliates and any of its’ or its’ Affiliates’ former, current or future stockholders, managers, members, directors, officers or representatives for any Losses suffered by the Buyer Indemnified Parties arising out of or resulting from this Agreement.

8.2. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller, its equity holders, including the direct equity holders of each of the Members and their respective officers, directors, agents and representatives and any person claiming by or through any of them (collectively, the “Seller Indemnified Parties”), from and against any and all Losses arising out of or resulting from: (a) the failure of Buyer to pay, perform or discharge, when due, any of the Assumed Liabilities; (b) the ownership or operation of the Business by Buyer after the Closing Date, (c) any breach of any of the representations or warranties made by Buyer in this Agreement or any Ancillary Document to which Buyer may be a party; or (d) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement or in any Ancillary Document to which Buyer may be a party (each of the foregoing, a “Buyer Indemnification Event”). The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by each of the Seller Indemnified Parties and shall be binding on all successors and assigns of Buyer. The indemnification obligation set forth in this Section 8.2 shall be the sole and exclusive remedy of the Seller Indemnified Parties against Buyer, its Affiliates and any of its or its Affiliates’ former, current or future stockholders, managers, members, directors, officers or representatives for any Losses suffered by Seller Indemnified Parties arising out of or resulting from any Buyer Indemnification Event.

ARTICLE IX

Miscellaneous

9.1. Entire Agreement. This Agreement and the schedules and exhibits contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties.

9.2. Termination.

(a) This Agreement shall terminate on the earlier to occur of any of the following events:

(i)	the mutual written agreement of Buyer and Seller;

(ii)	if the Closing shall not have occurred prior to 12:00 midnight (Eastern time zone) on the 150th day after the date of this Agreement, unless otherwise agreed in writing by Buyer and Seller;

(iii)	by written notice of Buyer to Seller, if Seller shall have materially and adversely breached any of its representations, warranties or agreements contained herein; or

(iv)	by written notice of Seller to Buyer, if Buyer shall have materially breached any of its agreements contained herein.

(b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to the termination hereof. Except as aforesaid, upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Article VIII.

9.3. Descriptive Headings; Certain Interpretations.

(a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Whenever any party makes any representation, warranty or other statement to such party’s knowledge, such party will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement.

(c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

9.4. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer, to:

ESA Management, LLC

c/o

Centerbridge Partners, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152-0002

Attention: Christopher Daniello

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: John M. Bibona

If to Seller to:

HVM L.L.C.

11525 N. Community House Road

Suite 100

Charlotte, NC 28277

Attention: HVM Member Corp. 2

with copies to:

HVM Member Corp. 1

11525 N. Community House Road

Suite 100

Charlotte, NC 28277

Attn: Peter J. Crage

HVM Member Corp. 2

11525 N. Community House Road

Suite 100

Charlotte, NC 28277

Attn: Howard J. Weissman

Venable LLP

575 7th Street, NW

Washington, DC 20004

Attn: Stefan F. Tucker

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

9.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.6. Survival. The representations and warranties of Seller made in this Agreement shall not survive the Closing, and the representations and warranties of Buyer made in this Agreement shall survive the Closing for a period of 12 months and shall thereupon expire, together with any right to indemnification for breach thereof, except, in respect of the representations and warranties of Buyer, to the extent a Valid Claim Notice shall have been given by a Seller Indemnified Party to Buyer, in which case the representation or warranty alleged in the Valid Claim Notice to have been breached shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved. The covenants and agreements of both parties contained herein to be performed or complied with at or prior to the Closing (excluding, for the avoidance of doubt, Seller’s agreements and covenants set forth in Section 2.2 and the last sentence of Section 5.3) shall expire at the Closing along with all rights and remedies with respect to the breach thereof, except to the extent a Valid Claim Notice shall have been given by a Seller Indemnified Party to Buyer, or a Buyer Indemnified Party to Seller, in which case the covenant alleged in the Valid Claim Notice to have been breached shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved. The covenants and agreements contained herein to be performed or complied with after the Closing (other than Buyer’s covenant and agreement to indemnify against breaches of representations and warranties), shall survive the Closing until the expiration of the applicable statute of limitations.

9.7. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Other than the Buyer Indemnified Parties and the Seller Indemnified Parties, who are expressly intended third party beneficiaries of the indemnification obligations set forth in Sections 8.1 and 8.2 respectively, this Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party (including any Employee).

9.8. Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

9.9. Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

9.10. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferrable by any party hereto without the prior written consent of the other party hereto. Any purported assignment not permitted by this Section shall be void.

9.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first written above.

BUYER: ESA MANAGEMENT, LLC

By:	/s/ Chris Daniello
	Name:	Chris Daniello
	Title:	Authorized Signatory

SELLER: HVM L.L.C.
By:	HVM Manager 2, LLC, its managing member

By:	/s/ Vivek Melwani
	Name:	Vivek Melwani
	Title:	Authorized Signatory